January 26, 2021

Quark Technology Global Inc.

80 D Leitchcroft Cr., Thornhill

Ontario Canada L3T 7W1

Re: Form 1-A, filed with the Securities and Exchange Commission for Quark Technology Global Inc., a Nevada corporation (the "Company")

Ladies and Gentlemen:

Reference is made to the Offering Statement on Form 1-A, as amended (“Offering Statement”), filed by Quark Technology Global Inc. (“Company”), a Nevada corporation, under the Securities Act of 1933, as amended (“Act”), and Regulation A thereunder. The Offering Statement relates to the issuance and sale by the Company of up to 3,333,333 shares (“Company Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company.

In rendering the opinion set forth below, I have reviewed: (a) the Offering Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the Company Shares, when issued and sold in accordance with and in the manner described in the Offering Statement, will be duly authorized, validly issued, fully paid and non-assessable.

My opinions set forth herein are limited to the laws of the State of Nevada and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law.

I hereby consent to the use of this opinion as an exhibit to the Offering Statement, to the use of my name as your counsel and to all references made to us in the Offering Statement and in the Offering Circular forming a part thereof. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Scott Doney, Esq.

Scott Doney, Esq.